Exhibit 99.1

News From

Royal Caribbean Cruises Ltd.

Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact:	Lynn Martenstein or Greg Johnson
(305)539-6570 or (305) 539-6153

For Immediate Release

ROYAL CARIBBEAN CALLS LYONS FOR REDEMPTION AND ENTERS INTO
STOCK REPURCHASE AGREEMENT

MIAMI – June 2, 2006 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) announced today that it has called for the redemption of all of its outstanding Liquid Yield OptionTM Notes due February 2, 2021 ("LYONs"). The redemption date is June 19, 2006. The redemption price is $494.62 per LYON. Notices of redemption are being mailed to holders of the LYONs today in accordance with the terms of the indenture.

Additionally, today the Company entered into an agreement with Goldman Sachs & Co. to purchase approximately $165 million of its common stock pursuant to an accelerated share repurchase program. The minimum and maximum price at which the Company will purchase the shares, the minimum and maximum number of shares to be purchased and the dates of purchase of the shares will be determined within approximately eight days based on the price of the Company's shares of common stock on the NYSE during such period.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International and Celebrity Cruises, with a combined total of 29 ships in service and five under construction. The company also offers unique land-tour vacations in Alaska, Canada and Europe through its cruise-tour division. Additional information can be found on www.royalcaribbean.com, www.celebrity.com or www.rclinvestor.com.